<Page 1>


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
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                           Eastman Kodak Company
            -----------------------------------------------
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                          Eastman Kodak Company
            -----------------------------------------------
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<Page 2>


(   ) Check box if any part of the fee is offset as provided by
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<Page 3>



                                          DEFINITIVE COPY



                     Eastman Kodak Company
                       343 State Street
                     Rochester, NY  14650



           Notice of 2000 Annual Meeting and Proxy Statement






                     (CORPORATE LOGO OMITTED)



Date of Notice March 27, 2000

<Page 4>


                               NOTICE OF THE 2000
                         ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 10, 2000, at 10:00 AM, at the Theater on the Ridge, 200 Ridge Road West, Rochester, New York. There are six proposals to be voted on at the Meeting:

    1. Re-election of four Class I directors for a term of three years:
       Martha Layne Collins
       George M. C. Fisher
       Paul E. Gray
       John J. Phelan, Jr.;
       and election of one Class III director for a term of two years:
       Debra L. Lee.

    2. Ratification of election of PricewaterhouseCoopers LLP as the independent accountants.

    3. Shareholder proposal regarding executive compensation.

    4. Shareholder proposal requesting annual election of all directors.

    5. Shareholder proposal requesting additional environmental disclosure.

    6. Shareholder proposal requesting a review of executive compensation.

The Board of Directors recommends a vote FOR items 1-2 and a vote
AGAINST items 3-6.

If you were a shareholder of record at the close of business on March 13, 2000, you are entitled to vote at the Annual Meeting.

If you have any questions about the Meeting, please contact:
    Coordinator, Shareholder Services
    Eastman Kodak Company
    343 State Street
    Rochester, New York 14650-0205
    (716) 724-5492

<Page 5>


Please do not write any comments on your proxy card. Consistent with the Company's policy on confidential voting (see page 8), we will not see your comments.

Photographs will be taken at the Annual Meeting. The Company may use these photographs in publications. If you attend the Meeting, we assume your permission to use your picture.

The Theater on the Ridge is handicap accessible. If you require special assistance, call the Coordinator, Shareholder Services, at (716) 724-5492.

By Order of the Board of Directors

/s/ Joyce P. Haag

Joyce P. Haag
Secretary
Eastman Kodak Company
March 27, 2000


                              March 27, 2000

Dear Shareholder:

      You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 10, 2000, at 10:00 AM, at the Theater on the Ridge, 200 Ridge Road West, Rochester, New York. Six proposals will be voted on. We will also review Kodak's performance and answer your questions.

      You may vote by Internet, telephone, written proxy, or written ballot at the Meeting. We encourage you to use the Internet; it is the most cost-effective way to vote.

      We look forward to seeing you on May 10, and would like to take this opportunity to remind you that your vote is very important.


                               Sincerely,

                               /s/ George M. C. Fisher

                               George M. C. Fisher
                               Chairman of the Board

<Page 6>



                        TABLE OF CONTENTS
Notice of the Meeting                                           4
Letter to Shareholders                                          5
Questions and Answers                                           7
Proposals to be Voted on                                       11
   Item 1-Election of Directors                                11
   Item 2-Ratification of Election of Independent Accountants  11
   Item 3-Shareholder Proposal-Executive Compensation          12
   Item 4-Shareholder Proposal-Annual Election of All Directors14
   Item 5-Shareholder Proposal-Additional Environmental        15
          Disclosure
   Item 6-Shareholder Proposal-Review of Executive Compensation18
Board of Directors                                             20
   Board Committees                                            25
   Meeting Attendance                                          27
   Director Compensation                                       28
Beneficial Security Ownership Table                            29
Compensation of Named Executive Officers                       31
   Summary Compensation Table                                  31
   Option/SAR Grants Table                                     33
   Option/SAR Exercises and Year-End Values Table              35
   Long-Term Incentive Plan                                    37
Employment Contracts and Arrangements                          38
Retirement Plan                                                41
Report of the Executive Compensation and Development Committee 44
Performance Graph-Shareholder Return                           48

<Page 7>


                       QUESTIONS AND ANSWERS
_________________________________________________________________
Q:  What am I voting on?
A:  You are voting upon six proposals:
    1. Re-election of four Class I directors for a term on three years: Martha Layne Collins, George M. C. Fisher, Paul E. Gray and John J. Phelan, Jr.; and election of one Class III director for a term of two years: Debra L. Lee.
    2. Ratification of election of PricewaterhouseCoopers LLP
       as independent accountants.
    3. Shareholder proposal regarding executive compensation.
    4. Shareholder proposal requesting annual election of all
       directors.
    5. Shareholder proposal requesting additional environmental disclosure.
    6. Shareholder proposal requesting a review of executive
       compensation.
_______________________________________________________________
Q:  What are the voting recommendations of the Board of Directors?
A:  The Board recommends the following votes:
    -  FOR each of the directors.
    - FOR ratification of election of PricewaterhouseCoopers LLP as independent accountants.
    -  AGAINST the shareholder proposal regarding executive
       compensation.
    - AGAINST the shareholder proposal requesting annual election of all directors.
    - AGAINST the shareholder proposal requesting additional environmental disclosure.
    - AGAINST the shareholder proposal requesting a review of executive compensation.
__________________________________________________________________
Q:  Will any other matters be voted on?
A: The Company is not aware of any other matters that will be brought before the shareholders for a vote. If any other matter is properly brought before the Meeting, George M. C. Fisher and Joyce
P. Haag, acting as your proxies, will vote for you in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted upon, other than procedural matters such as adjournment of the Meeting.
__________________________________________________________________
Q:  How do I vote?
A:  There are four ways to vote:
    - By Internet at http://www.eproxyvote.com/ek. We encourage you to vote this way.
    -  By toll-free telephone at (877) 779-8683.
    -  By completing and mailing your proxy card.
    -  By written ballot at the Meeting.

<Page 8>

If you vote by Internet or telephone, your vote must be received before midnight of the day before the Meeting.

Your shares will be voted as you indicate. If you return your proxy card but you do not indicate your voting preferences, George
M. C. Fisher and Joyce P. Haag will vote your shares FOR items 1-2 and AGAINST items 3-6.
__________________________________________________________________
Q:  Who is entitled to vote?
A:  Shareholders of record as of the close of business on March
13, 2000 (the Record Date) are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote
__________________________________________________________________
Q:  Can I change my vote?
A: Yes. You can change your vote or revoke your proxy any time before the Meeting by:
    -  entering a new vote by Internet or telephone;
    -  returning a later-dated proxy card;
    -  notifying Joyce P. Haag, Secretary; or
    -  completing a written ballot at the Meeting.
__________________________________________________________________
Q:  What vote is required to approve each proposal?
A: The five director nominees receiving the greatest number of votes will be elected.
    The ratification of election of the independent accountants requires the affirmative vote of a majority of the votes cast at the Meeting.
    The shareholder proposals require the affirmative vote of a majority of the votes cast at the Meeting. The adoption of the shareholder proposal requesting annual election of all directors would not by itself eliminate board classification.
An amendment to the Company's Restated Certificate of Incorporation is necessary to eliminate board classification. This requires action by both the Board of Directors and the affirmative vote of at least 80% of the outstanding shares of the Company.
__________________________________________________________________
Q:  Is my vote confidential?
A: Yes. Only the inspectors of election and certain individuals who help with processing and counting the vote have access to your vote. Directors and employees of the Company may see your vote only if the Company needs to defend itself against a claim or if there is a proxy solicitation by someone other than the Company.
__________________________________________________________________
Q:  Who will count the vote?
A:  BankBoston N.A. will count the vote.  Its representatives will be the inspectors of election.

<Page 9>


__________________________________________________________________
Q:  What shares are covered by your proxy card?
A: The shares covered by your card represent all your shares including those in the Eastman Kodak Shares Program and the Employee Stock Purchase Plan, and those credited to your account in the Savings and Investment Plan and the Kodak Employees Stock Ownership Plan. The trustees and custodians of these plans will vote your shares in each plan as you direct.
__________________________________________________________________
Q:  What does it mean if I get more than one proxy card?
A: It means your shares are in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, BankBoston N.A. at (800) 253-6057.
__________________________________________________________________
Q:  Who can attend the Annual Meeting?
A: All shareholders of record as of March 13, 2000, can attend and bring a guest. Seating, however, is limited. Attendance at the Meeting will be on a first-come, first-served basis, upon arrival at the Meeting.
__________________________________________________________________
Q:  What do I need to do to attend the Annual Meeting?
A:  To attend the Meeting, please follow these instructions:
    - If you vote by using the enclosed proxy card, check the appropriate box on the card.
    - If you vote by Internet or telephone, follow the instructions provided for attendance.
    -  If a broker or other nominee holds your shares, bring
       proof of your ownership with you to the Meeting.
    -  To enter the Meeting, bring the Admission Ticket attached to your proxy card or printed from the Internet.
    - If you do not have an Admission Ticket, go to the Special Registration desk upon arrival at the Meeting.
Seating at the Meeting will be on a first-come, first-served basis, upon arrival at the Meeting.
__________________________________________________________________
Q:  Can I bring a guest?
A: Yes. If you bring a guest to the Meeting, check the appropriate box on the enclosed proxy card or follow the instructions on the Internet or telephone. When you go through the registration area at the Meeting, be sure your guest is with you.
__________________________________________________________________
Q:  What is the quorum requirement of the Meeting?
A:  A majority of the outstanding shares determined on March
13, 2000, constitutes a quorum for voting on proposals at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast. On March 1, 2000, there were 310,113,893 shares outstanding.

<Page 10>


__________________________________________________________________
Q:  How do I recommend someone to be a director of Kodak?
A: You may recommend any person to be a director by writing to Joyce P. Haag, Secretary, Eastman Kodak Company, 343 State Street, Rochester, New York 14650-0218. You must include a description of your nominee's principal occupations or employment over the last five years and a statement from your nominee indicating that he or she will serve if elected. The Committee on Directors will consider persons recommended by shareholders.
__________________________________________________________________
Q:  How much did this proxy solicitation cost?
A:  The Company hired Georgeson Shareholder Communications, Inc.
to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $18,500 plus reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the shareholders.
__________________________________________________________________
Q:  When are the shareholder proposals due for the 2001 Annual
    Meeting?
A:  Shareholder proposals must be in writing, addressed to Joyce
P. Haag, Secretary, Eastman Kodak Company, 343 State Street, Rochester, New York 14650-0218, and received by November 21, 2000.
__________________________________________________________________
Q:  What other information about the Company is available?
A:  The following information is available:
    -  Annual Report on Form 10-K
    -  Transcript of the Annual Meeting
    - Plan descriptions, annual reports, and trust agreements and contracts for the pension plans of the Company and its subsidiaries
    -  Diversity Report; Form EEO-1
    -  Health, Safety and Environment Annual Report

    You may request copies by contacting:
       Coordinator, Shareholder Services
       Eastman Kodak Company
       343 State Street
       Rochester, New York 14650-0205
       (716) 724-5492


<Page 11>

                    PROPOSALS TO BE VOTED ON

ITEM 1-ELECTION OF DIRECTORS

The Company's By-Laws require the Company to have at least nine directors but no more than 18. The number of directors is set by the Board and is currently 12. The Board is divided into three classes of directors with overlapping three-year terms.

There are four Class I directors whose terms expire at the 2000
Annual Meeting.  Delano E. Lewis, a Class I director, resigned on
December 10, 1999 to become the Ambassador to the Republic of South Africa.

Nominees for re-election as Class I directors are:

      Martha Layne Collins
      George M. C. Fisher
      Paul E. Gray
      John J. Phelan, Jr.

All four nominees agree to serve a three-year term. Information about the nominees is provided on page 20.

The nominee for election as a Class III director is:

      Debra L. Lee

The Board of Directors elected Ms. Lee a director on September
1, 1999. Ms. Lee, who is standing for election as a director by the shareholders for the first time, agrees to serve a two-year term.
Information about Ms. Lee is provided on page 22.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute.

If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy. This new director will serve until the next Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR the election of directors.

ITEM 2-RATIFICATION OF ELECTION OF INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP has been the Company's independent accountants for many years. The Board of Directors, on the recommendation of its Audit Committee, elected

<Page 12>

PricewaterhouseCoopers LLP, the Company's independent accountants, to serve until the 2001 Annual Meeting of Shareholders.

Representatives of PricewaterhouseCoopers LLP will attend the Meeting to respond to questions and, if they desire, to make a statement.

The Board of Directors recommends a vote FOR the ratification of election of PricewaterhouseCoopers LLP as independent accountants.


ITEM 3-SHAREHOLDER PROPOSAL-EXECUTIVE COMPENSATION

Robert D. Morse, 212 Highland Avenue, Moorestown, NJ 08057, owner of 500 shares, submitted the following proposal:

"I propose that the Officers and Directors consider the discontinuance of all bonuses immediately, and options, rights, SAR's, etc., after termination of any existing programs for top management. I must also include discontinuance request of 'Severance Contracts', which overpay a person no longer satisfactory to the Company, just to leave!

This does not include any programs for employees.

REASONS:

Management and Directors are compensated enough to buy on open market, just as You and I, if they are so motivated.

Management is already well paid with base pay, life insurance, retirement plans, paid vacations, free use of vehicles and other perks.

Options, rights, SAR's, are available elsewhere, and a higher offer would induce transfers, not necessarily 'attain and hold' qualified persons.

Who writes the objections to my proposal? Is it not the same persons who nominate and pay the directors who in turn will provide Management these exorbitant extras above a good base salary? Shareowners should start reading and realizing that these persons are not providing them entertainment on an individual choice basis, as do athletes, movie stars, and similar able performers.

'Align management with shareowners' is a repeated ploy or 'line' to lull us as to continually increasing their take of our assets. Do we get any options to purchase at previous [presumed] lower rates, expecting prices to increase?

<Page 13>

After taxes, present base salaries are way above the $200,000.00 our President receives plus free lodging and Management only looks after a Company, not the USA and some of the world problems. If they filled out a daily work or production sheet, what would it show?

Please vote 'YES' for this proposal."

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Company uses the same principles in setting the compensation for all Company employees. These principles are:

1. Total compensation should be tied to performance that increases shareholder value and is consistent with the Company's values.
2. Total compensation should be competitive with the total compensation of similar companies to attract and retain talented employees.
3. Total compensation should be linked to both short-term and long-term Company performance.

In this context, "total compensation" is comprised of base salary, annual incentive and long-term incentive. The Company benchmarks these three elements with the practices of other companies. All three elements of compensation are considered independently in determining the appropriate amount of total compensation for any given executive. This process is described in the Report of the Executive Compensation and Development Committee on pages 44-48.

Stock options are a type of long-term incentive which ties compensation directly to increases in shareholder value. This serves to align the interests of management with those of the shareholders. Stock options, as a component of total compensation, are designed with at least two purposes in mind: one is to reward the recipient to the extent that good company performance is reflected in an increase in the stock price, and the second is to retain talented management. Stock options serve both of these purposes, neither one to the detriment of the other.

The Board believes that both annual and long-term incentive compensation are important components of an executive's total compensation. The stock option component is an effective vehicle to link the interests of management with the interests of the Company's shareholders. The Company also believes that the use of severance arrangements in appropriate circumstances can be favorable to the Company.

For these reasons, the Board of Directors recommends a vote
AGAINST this proposal.

<Page 14>


ITEM 4-SHAREHOLDER PROPOSAL-ANNUAL ELECTION OF ALL DIRECTORS

The Service Employees International Union Master Trust, 1343 L
Street NW, Washington, DC 20005, owner of 24,300 shares, submitted the following proposal:

"BE IT RESOLVED: That the stockholders of Eastman Kodak Company urge the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

In 1997, 1998 and 1999 a majority of shareholders who voted supported this resolution. And now, in 2000, because of the board's continued inaction, we again urge you to vote for this proposal. Only by again clearly stating our support for this important reform, can shareholders send management a necessary wake-up call.

The Board of Directors of Eastman Kodak is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interests of Eastman Kodak and its shareholders. The elimination of the staggered board would require each director to stand for election annually. This procedure would allow shareholders an opportunity to annually register their views on the performance of the board collectively and each director individually. Concerns that the annual election of directors would leave Eastman Kodak without experienced board members in the event that all incumbents are voted out are unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

A classified board of directors protects the incumbency of the board of directors and current management which in turn limits accountability to stockholders. It is our belief that Eastman Kodak's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of Eastman Kodak. While Eastman Kodak's current performance is good, we believe sound corporate governance practices, such as the annual election of directors, will impose the level of management accountability necessary to help insure that a good performance record continues over the long term."

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

<Page 15>

A classified Board of Directors provides director continuity and Stability. This enhances the Board's ability to focus on long-term strategy and long-term performance. For example, if the Company were confronted with an unsolicited takeover offer, the fact that the entire Board could not be removed in a single proxy fight would allow directors to weigh remaining independent against accepting the offer, or a competing offer, from a position of strength. This is not merely a theoretical consideration; anecdotal data suggest that companies with classified boards secure a higher price-per-share premium in unsolicited takeover situations than companies whose directors are elected annually.
In short, a classified board is beneficial to shareholders.

Proponent claims that a classified board protects the incumbency of directors, which in turn limits accountability to shareholders. While proponent's incumbency point is correct, the fact is that shareholders have a variety of tools at their disposal to ensure that directors, even directors who are elected on a classified basis, are accountable to shareholders. These tools include withholding votes from directors who are standing for election, meeting with directors to express shareholder concerns, and publicity campaigns. Shareholders have used these accountability tools with a number of companies, with considerable success.

This proposal was first submitted by the proponent at the Company's 1997 Annual Meeting. The Board opposed the proposal. When the proposal was resubmitted at the 1998 Annual Meeting, the Board took the extraordinary step of maintaining a neutral position in order to receive the opinion of shareholders, uninfluenced by a recommendation from the Board. The proposal was submitted again in 1999, and the Board opposed it. Not only was the vote in each of these years (expressed as a percentage of the shares outstanding, 33.4% in 1997, 39.29% in 1998 and 35.66% in
1999) far short of the minimum vote (80% of the shares outstanding) required to declassify, it represented less than 50% of the shares outstanding.

The Board believes that a classified Board is a better governance vehicle than annual election of Directors, and the holders of a majority of the Company's shares outstanding apparently agree.

For these reasons, the Board of Directors recommends a vote
AGAINST this proposal.


ITEM 5-SHAREHOLDER PROPOSAL-ADDITIONAL ENVIRONMENTAL DISCLOSURE

Helen Glenn Burlingham, Wellspring Farm, 6320 Soper Road, Perry,
NY 14530, owner of 100 shares, submitted the following proposal:

<Page 16>

"Whereas, the US Securities and Exchange Commission (SEC) requires publicly-held corporations to disclose potential environmental liabilities to shareholders;

Whereas, various environmental codes of conduct, including the CERES Principles (Coalition for Environmental Responsible
Economies) call for public disclosure and openness;

Whereas, Kodak's Vision of Environmental Responsibility affirms the intent of environmental responsibility stating: 'Eastman Kodak is recognized as a world-class company, and the leading imaging company, in protecting the quality of the environment and the health and safety of its employees, customers, and the community in which it operates;'

Whereas, there is increased community concern about hazardous waste incineration at Kodak Park and emissions of known carcinogens, including dioxin and hexavalent chromium and Kodak acknowledges that costly pollution controls may be necessary to meet Clean Air Act requirements;

Whereas, Kodak has a history of environmental violations resulting in substantial penalties including $2,000,000 in fines (1990) and $5,000,000 in civil fines (1994) and a negotiated settlement with the US Environmental Protection Agency (EPA) to spend $12,000,000 over eight years on environmental cleanup projects;

Whereas, Kodak's SEC reports, lists potential instances of significant environmental liability that may accrue to the company in pollution and toxic waste cleanup activities, including potential cleanup at 'approximately 20 Superfund sites;'

Whereas, there may exist additional liability, cleanup responsibility and remedial costs at Kodak facilities beyond what is presently reported in SEC reports;

BE IT RESOLVED: The shareholders request Kodak's Board to disclose in its environmental progress report, a complete listing of all hazardous waste sites where Kodak is a potentially responsible party, and other circumstances in which the company and its shareholders can be expected to accrue environmentally-based financial liabilities through retirement of operations, court orders, consent decrees, litigation, or government requirements, that environmental remediation, pollution clean-up, pollution equipment upgrades, and/or damage compensation.

SUPPORTING STATEMENT

In recent years, Kodak has been the subject of federal and state investigations for environmental violations. EPA's 1991 investigation uncovered 150 federal hazardous waste violations at Kodak Park 'potentially worth tens of millions of dollars.'

<Page 17>

(Environmental Reporter, Washington DC). In addition to a $100,000,000 underground storage tank improvement project at Kodak Park, the company is liable for the investigation and remediation of five hazardous waste sites on that property, and is listed as a PRP at numerous other Superfund sites. Kodak continues to be New York State's largest toxic chemical releaser (Federal Toxic Release Inventory). In 1998, the NYS Department of Environmental Conservation investigated Kodak and cited the company for numerous environmental violations subject to financial penalties.

Kodak shareholders, in evaluating the company's continued economic prospects, need to receive the best possible information on the company's current assets and liabilities, including prospective environmental liabilities, as can be reasonably ascertained.

For these reasons, we believe it is imperative that Kodak include in its annual environmental progress report, a listing and identification of known and expected environmental liabilities and cleanup responsibilities that are likely to accrue.

If you AGREE, please mark your proxy FOR this resolution."

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Company accrues and discloses liabilities for environmental matters in accordance with generally accepted accounting principles
(GAAP) and the rules and regulations of the Securities and Exchange Commission (SEC). The disclosures are made in the Annual Report and on Forms 10-K and 10-Q filed with the SEC.

In addition, for the past eight years the Company has produced and made available to its shareholders a Health, Safety and Environment Annual Report. This report provides a summary of the Company's efforts and results in complying with environmental protection laws. Any shareholder may obtain a copy of this annual environmental report by contacting the Company.

This shareholder proposal requests the Company to provide more extensive, detailed information than is required by GAAP and the SEC. The rules of the SEC require the Company to disclose the material effects that compliance with environmental laws may have upon capital expenditures, earnings and the competitive position of the Company. These rules also require the Company to disclose each year all material estimated capital expenditures for environmental control facilities. The Company complies with all the requirements of GAAP and the SEC related to environmental matters.

We believe that the Company's environmental disclosures in its Annual Report and on Forms 10-K and 10-Q, as well as the availability of an easy-to-read description of the Company's efforts to protect and restore the environment in its Health, Safety and

<Page 18>

Environment Annual Report, meet the information needs of shareholders. All material information is disclosed concerning the Company's environmental liabilities.

For these reasons, the Board of Directors recommends a vote
AGAINST this proposal.

ITEM 6-SHAREHOLDER PROPOSAL-REVIEW OF EXECUTIVE COMPENSATION

Robert McClellan III, 2877 Gains Basin Road, Albion, NY 14411, owner of 50 shares, submitted the following proposal:


"WHEREAS:

We believe that financial, social and environmental criteria should be taken into account in setting compensation packages for top corporate officers. Public scrutiny of executive compensation is intensifying worldwide with serious concerns being expressed about the disparity between salaries of top corporate officers, US employees, and workers in low wage countries.

Shareholders and our Board of Directors need to be vigilant in safeguarding our company's best interest by challenging executive pay packages that create rewards to executives regardless of return to shareholders. For example, should executive pay be reduced when stockholders' dividends are down?

In 1995, Pearl Meyer and Partners reported that CEO compensation packages at large corporations increased 23%, to an average of $4.37 million, that is $2,100 an hour, or 183 times the average US worker's 1995 hourly earnings according to the Council on International and Public Affairs.

Executives of companies like ours, with Mexican operations, often make several thousand times the pay of their Mexican employees. In 1994, Ford's CEO, Alexander Trotman made 2,003 times the annual pay of an average Ford employee in Mexico. According to Kodak documents, some of our Mexican workers are making an average of $.95 per hour.

In 1998, Kodak's CEO, George Fisher, earned approximately $3,127 an hour, including stocks, shares and salary, according to Kodak's 1998 Annual Meeting and Proxy Statement to shareholders. Yet, a severe drop in earnings has resulted in Kodak's decision to cut payroll by many thousands of workers, a restructuring plan that Kodak states it will continue. Is it fair that comparatively low-wage workers lose their income while top executives salaries do not reflect financial performance?

<Page 19>

Our company needs to adopt a policy of equitable compensation of key officers based on success in serving shareholders, customers and employees. We also need to address the implications of paying high executive salaries and poverty wages to workers.

The relationship between compensation and the social and environmental impact of company decisions also raises important concerns. For example, should top officers pay be reduced for a given year if the company is found guilty of poor environmental performance, especially if it results in costly fines or expensive protracted litigation?

BE IT RESOLVED:

That shareholders request the Board institute a comprehensive
Executive Compensation Review, with a summary report available upon request to shareholders by October 15, 2000. Among questions to be addressed are:

    1) Whether the compensation of corporate executives should be frozen or reduced during periods of significant corporate downsizing and cost cutting.

    2) Whether a cap should be placed on compensation packages for officers to prevent our company from paying excessive compensation.

    3) How to develop appropriate performance measures for the long-term incentive programs during periods of restructuring.

    4) How to develop an equitable and fair wage policy, because paying widely divergent compensation levels can result in decreased worker morale and/or productivity, poor labor-management relations, and harm Kodak's public image.

    5) How issues such [as] social and environmental responsibility are reflected in executive compensation.

If you AGREE, Please mark your proxy FOR this resolution."

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Executive Compensation and Development Committee of the Board of Directors oversees all of the Company's executive compensation programs. The Committee's report on pages 44 - 48 demonstrates that the Committee already considers many of the issues raised by the shareholder in his proposal.

<Page 20>

In determining appropriate compensation levels, the Committee considers, among other things, Company performance and the amount of compensation paid by other companies for comparable jobs. In analyzing Company performance, the Committee reviews the Company's financial performance as well as the Company's performance in the areas of customer satisfaction, employee satisfaction and public responsibility. For example, if management fails to increase diversity in the workforce, management receives less bonus.
The Company believes that only if shareholders, customers and employees are satisfied will the Company be successful.

In 1999, Company compliance with equal employment opportunity laws and regulations was criterion used to measure employee satisfaction and public responsibility. In addition, the Committee reviewed employee responses to opinion surveys which measured management's leadership capabilities and employee satisfaction with the workplace, management and the Company.

The Company recognizes that, in addition to delivering solid, sustained financial performance, it must provide a work environment that is inclusive of everyone and generally be a socially responsible corporate citizen. Annual bonuses are determined based upon performance in these areas.

The Executive Compensation and Development Committee's report demonstrates that the Company already considers social, as well as financial, criteria in determining executive compensation. The time, effort and expense necessary to complete the review and produce the summary report requested is not justified.

For these reasons, the Board of Directors recommends a vote
AGAINST this proposal.


                      BOARD OF DIRECTORS
MARTHA LAYNE COLLINS (PICTURE OMITTED)

GEORGE M. C. FISHER  (PICTURE OMITTED)

PAUL E. GRAY         (PICTURE OMITTED)

JOHN J. PHELAN, JR.  (PICTURE OMITTED)

NOMINEES TO SERVE A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL
MEETING (Class I Directors)

MARTHA LAYNE COLLINS                Director since May 1988
Governor Collins, 63, is Executive Scholar in Residence at Georgetown College, a position she assumed in August 1998, after having been Director, International Business and Management Center, at the University of Kentucky since July 1996. From 1988

<Page 21>

to 1997, she was President of Martha Layne Collins and Associates, a consulting firm, and from July 1990 to July 1996, she was President of St. Catharine College in Springfield, Kentucky. Following her receipt of a BS degree from the University of Kentucky, Governor Collins taught from 1959 to 1970. After acting as Coordinator of Women's Activities in a number of political campaigns, she served as Clerk of the Supreme Court of the Commonwealth of Kentucky from 1975 to 1979. She was elected to a four-year term as Governor of the Commonwealth of Kentucky in 1983 after having served as Lieutenant Governor from 1979 to 1983. Governor Collins, who has served as a Fellow at the Institute of Politics, Harvard University, is a director of R. R. Donnelley & Sons Company, Bank of Louisville and Mid-America Bancorp.

GEORGE M. C. FISHER               Director since December 1993
Mr. Fisher, 59, is Chairman of Eastman Kodak Company. Mr. Fisher also held the positions of Chief Executive Officer from December 1993 through December 1999, President from December 1993 through December 1996 and Chief Operating Officer from October 1995 through December 1996. Before joining Kodak, Mr. Fisher served as Chairman and Chief Executive Officer of Motorola, Inc., after having served as President and Chief Executive Officer between 1988 and 1990. Mr. Fisher holds a bachelor's degree in engineering from the University of Illinois and a master's degree in engineering and a doctorate degree in applied mathematics from Brown University. Mr. Fisher is a director of Delta Air Lines, General Motors Corporation and AT&T.

PAUL E. GRAY                      Director since September 1990
Dr. Gray, 68, is President Emeritus of the Massachusetts Institute of Technology (M.I.T.) and Professor of Electrical Engineering and Computer Science. Dr. Gray served as Chairman of the governing board of M.I.T. from 1990 to June 1997 and as its President from 1980 to 1990. He has also served on the M.I.T. faculty and in the academic administration, including responsibilities as Associate Provost, Dean of Engineering and Chancellor. Dr. Gray earned his bachelor's, master's and doctorate degrees in electrical engineering from M.I.T. He is a director of Nvest, L.P. and The Boeing Co.

JOHN J. PHELAN, JR.           Director since December 1987
Mr. Phelan, 68, is the retired Chairman and Chief Executive Officer of the New York Stock Exchange, Inc., a position he held from 1984 until 1991. He was President of the International Federation of Stock Exchanges from 1991 through 1993. He is a member of the Council on Foreign Relations and is a senior advisor to the Boston Consulting Group. Mr. Phelan, a graduate of Adelphi University, is active in educational and philanthropic organizations and is also a director of Merrill Lynch & Co., Inc. and Metropolitan Life Insurance Company.

<Page 22>

                        BOARD OF DIRECTORS

DEBRA L. LEE (PICTURE OMITTED)

NOMINEE TO SERVE A TWO-YEAR TERM EXPIRING AT THE 2002 ANNUAL
MEETING (Class III Director)

DEBRA L. LEE                  Director since September 1999
Ms. Lee, 45, is President and Chief Operating Officer of BET Holdings, Inc. (BET). She joined BET in 1986 as Vice President and General Counsel. In 1992, she was elected Executive Vice President of Legal Affairs and named publisher of BET's magazine division, in addition to serving as general counsel. She was placed in charge of strategic business development in 1995. Ms. Lee holds a BA degrees from Brown University and MA and JD degrees from Harvard University. She is affiliated with several professional and civic organizations. Ms. Lee is a director of BET Holdings, Inc.

ALICE F. EMERSON     (PICTURE OMITTED)

PAUL H. O'NEILL      (PICTURE OMITTED)

LAURA D'ANDREA TYSON (PICTURE OMITTED)


DIRECTORS CONTINUING TO SERVE A TERM EXPIRING AT THE 2001 ANNUAL
MEETING (Class II Directors)

ALICE F. EMERSON                      Director since May 1992
Dr. Emerson, 68, is Senior Advisor to The Andrew W. Mellon Foundation, a position she assumed in 1998 after having served as Senior Fellow since 1991. She was President of Wheaton College in Massachusetts from 1975-1991 and served the University of Pennsylvania, first as Dean of Women and subsequently as Dean of Students from 1966 to 1975. Dr. Emerson received her bachelor's degree from Vassar College and her Ph.D. degree from Bryn Mawr College. She is a director of AES Corporation, Champion International Corp. and FleetBoston Financial Corporation.

PAUL H. O'NEILL                    Director since December 1997
Mr. O'Neill, 64, is Chairman of Alcoa and has held this position since April 1987. From April 1987 until May 1999, he also held the position of Chief Executive Officer. Prior to joining Alcoa, Mr. O'Neill served as President of International Paper Company from 1985-1987, after having joined that company in 1977. Mr. O'Neill began his career as an engineer for Morrison-Knudsen, Inc., worked as a computer systems analyst with the U.S. Veterans Administration from 1961-1966, and served on the staff of the U.S. Office of Management and Budget from 1967-1977. He was deputy director of OMB from 1974-1977. Mr. O'Neill received a BA degree

<Page 23>

in economics from Fresno State College and a master's degree in public administration from Indiana University. Mr. O'Neill is a director of Alcoa, Lucent Technologies and National Association of Securities Dealers, Inc.


LAURA D'ANDREA TYSON                     Director since May 1997
Dr. Tyson, 52, is Dean of the Walter A. Haas School of Business, a position she assumed in July 1998. Previously, she was professor of the Class of 1939 Chair in Economics and Business Administration at the University of California, Berkeley, a position she held from January 1997 to July 1998. Prior to this position, Dr. Tyson served in the first Clinton Administration as Chairman of the President's National Economic Council and 16th Chairman of the White House Council of Economic Advisers. Prior to joining the Administration, Dr. Tyson was professor of Economics and Business Administration, Director of the Institute of International Studies, and Research Director of the Berkeley Roundtable on the International Economy at the University of California, Berkeley. Dr. Tyson holds a BA degree from Smith College and a Ph.D. degree in economics from the Massachusetts Institute of Technology. Dr. Tyson is the author of numerous articles on economics, economic policy and international competition. She is a director of Fox Entertainment Company, Human Genome Sciences, Inc., Morgan Stanley, Dean Witter, Discover & Co. and SBC Communications, Inc.


BOARD OF DIRECTORS

RICHARD S. BRADDOCK  (PICTURE OMITTED)

DANIEL A. CARP       (PICTURE OMITTED)

DURK I. JAGER        (PICTURE OMITTED)

RICHARD A. ZIMMERMAN (PICTURE OMITTED)


DIRECTORS CONTINUING TO SERVE A TERM EXPIRING AT THE 2002 ANNUAL
MEETING (Class III Directors)

RICHARD S. BRADDOCK                 Director since May 1987
Mr. Braddock, 58, is Chairman and CEO of priceline.com, a position he has held since August 1998. He was Chairman of True North Communications from July 1997 to January 1999. He was a principal of Clayton, Dubilier & Rice, from June 1994 until September 1995. From January 1993 until October 1993, he was Chief Executive Officer of Medco Containment Services, Inc. From January 1990 through October 1992, he served as President and Chief Operating Officer of Citicorp and its principal subsidiary, Citibank, N.A.

<Page 24>


Prior to that, he served for approximately five years as Sector Executive in charge of Citicorp's Individual Bank, one of the financial services company's three core businesses. Mr. Braddock was graduated from Dartmouth College with a degree in history, and received his MBA degree from the Harvard School of Business Administration. He is a director of AmTec, Inc., Cadbury Schweppes, E*Trade and priceline.com.

DANIEL A. CARP                     Director since December 1997
Mr. Carp, 51, is President and Chief Executive Officer of Eastman Kodak Company. He was elected CEO effective January 1, 2000 and President and COO effective January 1, 1997, after having served as Executive Vice President and Assistant Chief Operating Officer since November 1995. Mr. Carp began his career with Kodak in 1970 and has held a number of increasingly responsible positions in market research, business planning, marketing management and line of business management. In 1986, Mr. Carp was named Assistant General Manager of Latin American Region and in September 1988, he was elected a Vice President and named General Manager of that region. In 1991, he was named General Manager of the European Marketing Companies and later that same year, General Manager, European, African and Middle Eastern Region. He holds a BBA degree in quantitative methods from Ohio University, an MBA degree from Rochester Institute of Technology and an MS degree in management from the Sloan School of Management, Massachusetts Institute of Technology. Mr. Carp is a director of Texas Instruments Incorporated.

DURK I. JAGER                   Director since January 1998
Mr. Jager, 56, is Chairman of the Board, President and Chief Executive Officer of The Procter & Gamble Company. He was elected to the position of Chairman of the Board effective September 1999, while continuing to serve as President and Chief Operating Officer since 1995. He served as Executive Vice President from 1990-1995. Mr. Jager joined The Procter & Gamble Company in 1970 and was named Vice President in 1987. He was graduated from Erasmus Universiteit, Rotterdam, The Netherlands. Mr. Jager is a director of The Procter & Gamble Company.

RICHARD A. ZIMMERMAN                 Director since July 1989
Mr. Zimmerman, 68, is the retired Chairman and Chief Executive Officer of Hershey Foods Corporation. Mr. Zimmerman joined Hershey in 1958 and was named Vice President in 1971. Appointed a Group Vice President later in 1971, he became President and Chief Operating Officer in 1976. He was named Chief Executive Officer in January 1984 and Chairman of the Board in March 1985. Mr. Zimmerman was graduated from Pennsylvania State University. He is a director of Stabler Companies, Inc. and Westvaco Corporation.

<Page 25>


Board Committees

The Board of Directors has an Audit Committee, a Committee on
Directors, an Executive Compensation and Development Committee, a
Finance Committee and a Public Policy Committee. All committee members are non-employee, independent directors.

Audit Committee                                  6 meetings in 1999
    - reviewed the Company's preparedness for transition to the year 2000;
    -  discussed the independence of the independent accountants;
    - discussed the quality of the accounting principles used to prepare the Company's financial statements;
    - recommended the firm that Kodak should retain as independent accountants;
    - reviewed the audit and non-audit activities of both the independent accountants and the internal audit staff of the Company; and
    - met separately and privately with the independent accountants and with the Company's Director, Corporate Auditing, to ensure that the scope of their activities has not been restricted and that adequate responses to their recommendations have been received.

Committee on Directors                           3 meetings in 1999
    - reviewed the qualifications of individuals for election as members of the Board;
    - recommended qualified individuals to be considered for Board membership;
    - reviewed directors' compensation and benefits and recommended changes that were implemented in 1999; and
    - discussed the shareholder proposal requesting declassification of the Board of Directors.

Executive Compensation and Development Committee 4 meetings in 1999
    -  reviewed the Company's executive development process;
    - set the compensation for the Chairman of the Board, Chief Executive Officer, President, executive vice presidents and senior vice presidents and recommended the compensation of other Company officers;
    -  reviewed the Company's change in control program; and
    - certified and granted awards under the Company's compensation plans.

Finance Committee                                 4 meetings in 1999
    - reviewed the Company's financing strategies including dividend declaration, capital expenditures, debt issuances and foreign exchange hedging;
    - reviewed significant acquisitions, divestitures, and joint ventures; and
    - reviewed the investment performance and the administration of the Company's defined benefit pension plan.

<Page 26>


Public Policy Committee                           2 meetings in 1999
    -  reviewed proposals submitted by shareholders;
    -  reviewed the Company's philanthropic programs;
    -  reviewed the Company's environmental initiatives;
    -  reviewed employee survey results;
    -  reviewed employee relations issues; and
    -  reviewed various company diversity initiatives.

<Page 27>



                          COMMITTEE MEMBERSHIP

                     Audit  Committee  Executive     Finance  Public
                            on         Compensation           Policy
                            Directors  and
Name                                   Development
-------------------- -----  ---------  -----------   -------   -----

Richard S. Braddock             X           X*

Martha Layne Collins   X                                          X*

Alice F. Emerson                X           X

Paul E. Gray           X*                                         X

Durk I. Jager                               X           X

Debra L. Lee                    X                                 X

Paul H. O'Neill        X                                          X

John J. Phelan, Jr.                         X            X*

Laura D'Andrea Tyson   X                                 X

Richard A. Zimmerman            X*                       X

*Chairman

Meeting Attendance

The Board of Directors held a total of nine meetings in 1999. Each director attended at least 75% of the meetings of the Board and committees of the Board on which the director served. The average attendance by all Directors was over 92%.

<Page 28>

Director Compensation

Annual Payments

Non-employee directors receive:
    - $65,000 as a retainer, at least half of which must be taken in stock or deferred into stock units;
    -  2,000 stock options; and
    - reimbursement of out-of-pocket expenses for the meetings they attend.
Employee directors receive no additional compensation for serving on the Board.

Deferred Compensation

Non-employee directors may defer some or all of their compensation into a phantom Kodak stock account or into a phantom interest-bearing account. Five directors deferred compensation in 1999. In the event of a change in control of the Company, the amounts in the phantom accounts will generally be paid in a single cash payment.

Retirement Plan

The retirement plan for current non-employee directors was terminated in 1999. The value of the director's benefit was converted to common stock units and credited to each director's account under the Deferred Compensation Plan for Directors. Retired directors continue to receive benefits in accordance with the plan. In the event of a change in control of the Company, all retirement benefits will be paid in a single cash payment equal to the present value of the remaining retirement benefits.

Life Insurance

The Company provides group term life insurance in the amount of $100,000 to each non-employee directors. This amount decreases to $50,000 at retirement or age 65, whichever occurs later.

Charitable Award Program

This program was closed to new participants effective January 1, 1997. The program provides for a contribution by the Company of up to $1,000,000 following a director's death to a maximum of four charitable institutions recommended by the director. The individual directors derive no financial benefits from this program. It is funded by joint life insurance policies purchased by the Company and self-insurance. Each of the following non-employee directors continues to participate in the program: Messrs. Braddock, Phelan, and Zimmerman, Drs. Emerson and Gray, and Gov. Collins.

<Page 29>


             BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS,
                  NOMINEES AND EXECUTIVE OFFICERS

Directors, Nominees
and Executive                       Number of Common Shares
Officers                            Owned on January 3, 2000
-------------------                 ------------------------

Richard S. Braddock                           9,864 (a)
Daniel A. Carp                              340,941 (b) (c)
Martha Layne Collins                          8,915 (a)
Alice F. Emerson                             10,647 (a)
George M. C. Fisher                       3,027,249 (b) (c)
Paul E. Gray                                  8,901 (a)
Durk I. Jager                                 5,118 (a)
Robert J. Keegan                             44,372 (b)
Carl F. Kohrt                               190,350 (b) (c) (d)
Debra L. Lee                                    667
Paul H. O'Neill                               4,212 (a)
John J. Phelan, Jr.                          14,964 (a)
Eric L. Steenburgh                           19,080 (b) (c)
Laura D'Andrea Tyson                          2,068 (a)
Richard A. Zimmerman                         11,932 (a)
All Directors, Nominees and               4,635,589 (a)(b)(c)(d)(e)
  Executive Officers as a
  Group (27), including the above

(a) Includes the following Kodak common stock equivalents, which are held in the Deferred Compensation Plan for
      Directors: R. S. Braddock - 5,221; M. L. Collins -
      5,715; A. F. Emerson - 8,114; P. E. Gray - 5,901;
      D. I. Jager - 3,118; P. H. O'Neill - 3,212; J. J. Phelan, Jr. - 11,125; L. D. Tyson - 745; and R. A. Zimmerman - 7,388.
(b) Includes the following number of shares which may be acquired by exercise of stock options: D. A. Carp - 290,054;
      G. M. C. Fisher - 2,769,965; R. J. Keegan - 43,042; C. F.
      Kohrt - 161,662; E. L. Steenburgh - 872; and all directors, nominees and executive officers as a group - 4,075,123.
(c) Includes the following Kodak common stock equivalents, receipt of which was deferred under the Performance
      Stock Program: D. A. Carp - 25,027; G. M. C. Fisher - 89,244; C. F. Kohrt - 25,027; E. L. Steenburgh - 8,208;
      and all directors, nominees and executive officers as a group - 192,380.
(d) Includes the following Kodak common stock equivalents, which are held in the Executive Deferred Compensation
      Plan: C. F. Kohrt - 1,092; and all directors, nominees and executive officers as a group - 4,841.
(e) The total number of shares beneficially owned by all directors, nominees and executive officers as a group is less than 2% of the Company's outstanding shares.

<Page 30>


The above table reports beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. This means all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The figures above include shares held for the account of the above persons in the Eastman Kodak Shares Program and the Kodak Employee Stock Ownership Plan, and the interests, if any, of the above persons in the Kodak Stock Fund of the Eastman Kodak Employees' Savings and Investment Plan, stated in terms of Kodak shares.

<Page 31>

                                         COMPENSATION OF NAMED EXECUTIVE OFFICERS

The individuals named in the following table were the Company's Chief Executive Officer and the four other highest-paid executive officers during 1999.  The figures shown include both amounts paid and amounts deferred.

                                               SUMMARY COMPENSATION TABLE
                                               --------------------------

                                        Annual Compensation               Long-Term Compensation
                                ----------------------------------  -------------------------------
                                                                           Awards            Payouts
                                                                    ------------------------ -----------
                                                                                 Securities
                                                         Other                   Under-
                                                         Annual     Restricted   lying                     All Other
Name and                                                 Compen-    Stock        Options/    LTIP          Compensa-
Principal Position(a)     Year   Salary        Bonus(b)    sation(c)   Awards(d)      SARs(e)      Payouts(f)     tion(g)
------------------       ----   ----------    ---------- ---------  -----------  ----------- -----------   ------------
G. M. C. Fisher          1999   $2,000,000    $2,520,000 $      -   $        0     155,998       $0          $   32,390
Chairman & CEO           1998    2,000,000     1,710,000        -            0     159,087        0           1,768,222
                         1997    2,000,000             0        -    4,506,250   2,084,701        0           1,847,065

D. A. Carp               1999      817,308     1,020,000        -            0     102,223        0                   0
President & COO          1998      741,250       545,063   30,334    1,476,800     401,402        0                   0
                         1997      677,885             0   52,257            0     151,993        0                   0

C. F. Kohrt              1999      563,539       494,208  414,036            0      37,650        0                   0
Executive Vice President 1998      550,000       313,500  340,123            0      71,032        0                   0
& Assistant COO          1997      540,385             0   98,384            0      36,674        0                   0

E. L. Steenburgh*        1999      569,231       432,000        -      523,504      36,872        0                   0
Executive Vice President 1998      420,000       189,000        -      643,130           0        0                   0
& Assistant COO

R. J. Keegan             1999      473,077       434,340        -            0      32,564        0                   0
Senior Vice President    1998      430,000       245,100        -            0      48,186        0                   0
                         1997      375,000       112,500        -            0      28,000        0              42,500

*Employment commenced in April 1998.

<Page 32>



(a)   The following titles became effective January 1, 2000:
      G. M. C. Fisher - Chairman; D. A. Carp - President & CEO;
      C. F. Kohrt - Executive Vice President; E. L. Steenburgh - Executive Vice President; R. J. Keegan - Executive Vice President.
(b) This column shows Management Variable Compensation Plan awards for services in the year indicated.
(c) Where no amount is shown, the value of personal benefits provided was less than the minimum amount required to be reported. For D.
      A. Carp the amounts represent tax reimbursement associated with expatriate payments. For C. F. Kohrt for 1999, the amount represents expatriate payments of $198,277 and tax reimbursement of $215,759; for 1998, the amount represents expatriate payments of $215,794 and tax reimbursement of $124,329; and for 1997, the amount represents expatriate payments.
(d) The total number and value of restricted stock held as of December 31, 1999, for each named individual (valued at $66.25 per share) are: G. M. C. Fisher - 136,975 shares - $9,074,594; D. A. Carp -
      44,390 shares - $2,940,838; C. F. Kohrt - 24,390 shares -
      $1,615,838; E. L. Steenburgh - 18,000 shares - $1,192,500; and
      R. J. Keegan - 0 shares. The amount shown for D. A. Carp for 1998 represents 20,000 shares valued as of the date of grant (May 1, 1998) at $73.84 per share. The amounts shown for E. L. Steenburgh represent 8,000 shares valued as of the date of grant (February 12, 1999) at $65.438 per share and 10,000 shares valued as of the date of grant (April 13, 1998) at $64.313 per share. The amount shown for G. M. C. Fisher for 1997 represents 50,000 shares valued as of the date of grant (February 25, 1997) at $90.125 per share which were granted in connection with the extension of his employment contract. Dividends are paid on restricted shares as and when dividends are paid on Kodak common stock.
(e) For G. M. C. Fisher for 1997, this amount includes 2,000,000 stock options granted in connection with the extension of his employment contract.
(f) No awards were paid for the periods 1997-1999, 1996-1998 and 1995-1997 under the Performance Stock Program.
(g) For G. M. C. Fisher for 1999, this amount represents life insurance premiums; for 1998, this amount includes $1,738,382 of principal and interest forgiven by the Company with respect to two loans which were fully forgiven in 1998 and $29,840 for life insurance premiums; for 1997, this amount includes $1,819,805 of principal and interest forgiven and $27,180 for life insurance premiums. For R. J. Keegan the amount represents a hiring bonus.

<Page 33>

                                              OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                      INDIVIDUAL GRANTS
                 -------------------------------------------------------------------------
                 Number of   Percentage
                 Securities  of Total
                 Underlying  Options/SARs
                 Options/    Granted to      Exercise or
                 SARs        Employees       Base Price   Expiration      Grant Date
Name             Granted     in Fiscal Year  Per Share    Date            Present Value (c)
---------------  ----------  --------------  -----------  ----------      ----------------

G. M. C. Fisher    5,998(a)     .14%          $66.750      3/11/09         $  116,901
                 150,000(b)    3.52            63.875      3/31/09          2,808,000

D. A. Carp         2,223(a)     .05            66.750      3/11/09             43,326
                 100,000(b)    2.35            63.875      3/31/09          1,872,000

C. F. Kohrt        1,650(a)     .04            66.750      3/11/09             32,159
                  36,000(b)     .85            63.875      3/31/09            673,920

E. L. Steenburgh     872(a)     .02            66.750      3/11/09             16,995
                  36,000(b)     .85            63.875      3/31/09            673,920

R. J. Keegan       1,564(a)     .04            66.750      3/11/09             30,482
                  31,000(b)     .73            63.875      3/31/09            580,320



<Page 34>

(a)   These options are immediately vested.
(b) One third of the options vest on each of the first three anniversaries of the grant date. Termination of employment, for other than death or a permitted reason, prior to the first anniversary of the grant date results in forfeiture of the options.
      Thereafter, termination of employment prior to vesting results in forfeiture of the options unless the termination is due to retirement, death, disability or an approved reason. Vesting accelerates upon death.
(c) The present value of these options was determined using the Black-Scholes model of option valuation in a manner consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

<Page 35>


                               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                      AND FISCAL YEAR-END OPTION/SAR VALUES


                                                Number of
                                                Securities                        Value of Unexercised
                                                Unexercised                       in-the-money
                  Number                        Options/SARs at                   Options/SARs at
                  of                            Fiscal Year-End                   Fiscal Year-End*
                  Shares                        -----------------------------     -----------------------------
                  Acquired on      Value
Name              Exercise          Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
--------------    ------------     ----------  ------------    --------------     ------------    -------------


G. M. C. Fisher        0              $0         2,269,965       1,278,360        $16,690,262      $391,814

D. A. Carp             0               0           256,654         516,750          1,658,648       260,445

C. F. Kohrt            0               0           161,662          94,345          1,409,145       101,561

E. L. Steenburgh       0               0               872          36,000                  0        85,500

R. J. Keegan           0               0            36,382          72,368             89,081        91,740




* Based on the closing price on the New York Stock Exchange - Composite Transactions of the Company's common stock on December 31, 1999, of $66.25 per share.

<Page 36>

Long-Term Incentive Plan

Each February the Executive Compensation and Development Committee approves a three-year performance cycle under the Performance Stock Program. Participation in the program is limited to senior executives. Awards under each cycle are contingent upon achieving a performance goal established by the Committee. The performance goal is total shareholder return of the Company equal to at least that earned over the same period by a company at the 50th percentile in terms of total shareholder return within the Standard & Poor's 500 Composite Stock Price Index.

After the close of a cycle, the Committee determines whether the performance goal was achieved and, if so, calculates the percentage of each participant's target award earned. No award is paid unless the performance goal is achieved. Fifty percent of the target award is earned if the performance goal is achieved. One hundred percent of the target award is earned if total shareholder return for the cycle equals that of a company at the 60th percentile within the Standard & Poor's 500 Composite Stock Price Index.

In determining the actual award to be paid to a participant, the Committee has the discretion to reduce or eliminate the award earned, based upon any criteria it deems appropriate. Awards, if any, are paid in the form of restricted stock, which restrictions lapse at age 60. The table below shows the threshold (i.e., attainment of the performance goal), target and maximum number of shares for the Chief Executive Officer and the other named executive officers for each cycle.

Individuals who participate for less than the full performance cycle are eligible for only a prorated award based upon the length of their participation.

No awards were earned for the 1997-1999 performance cycle as shown in the "LTIP Payouts" column of the Summary Compensation
Table shown on page 31.

<Page 37>

                         LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

                   Number
                   of             Performance     Estimated Future Payouts Under
                   Shares,        or Other        Non-Stock Price-Based Plans
                   Units or       Period Until   -----------------------------------------
                   Other          Maturation     Threshold        Target         Maximum
Name               Rights         or Payout      # of Shares     # of Shares   # of Shares
----------------   -------------  -------------  -----------    ------------   -----------

G. M. C. Fisher    N/A            1997-1999       6,750         13,500         20,250
                                  1998-2000       6,750         13,500         20,250
                                  1999-2001      10,000         20,000         30,000

D. A. Carp         N/A            1997-1999       4,250          8,500         12,750
                                  1998-2000       4,250          8,500         12,750
                                  1999-2001       4,250          8,500         12,750

C. F. Kohrt        N/A            1997-1999       3,288          6,575          9,863
                                  1998-2000       3,288          6,575          9,863
                                  1999-2001       3,400          6,800         10,200

E. L. Steenburgh   N/A            1997-1999*      1,918          3,835          5,753
                                  1998-2000*      3,014          6,027          9,041
                                  1999-2001       3,400          6,800         10,200

R. J. Keegan       N/A            1997-1999*      1,511          3,021          4,532
                                  1998-2000       2,625          5,250          7,875
                                  1999-2001       2,625          5,250          7,875


*Prorated award.

<Page 38>


          EMPLOYMENT CONTRACTS AND ARRANGEMENTS

George M. C. Fisher

The Company employs Mr. Fisher under an employment contract that terminates on December 31, 2000. In addition to information found elsewhere in this Proxy Statement, the contract, as amended, provides:

     - credit for years of service under the Company's benefit plans, including 22 years of deemed service and five additional years of age for the retirement plan. Any pension benefit payable to Mr. Fisher will be reduced by any pension paid by his prior employer;

     -  life insurance equal to 3.5 times his base salary; and

     -  a disability benefit equal to 60% of his base salary.

If Mr. Fisher's employment is terminated without cause, including following a change in control, Mr. Fisher is entitled to three years of salary continuation, immediate vesting of stock options, lapsing of restrictions on restricted stock and payment of unpaid bonuses. Mr. Fisher is entitled to reimbursement for taxes on certain payments, including any amounts constituting "parachute payments" under the Internal Revenue Code.

Mr. Fisher's employment agreement also provides reimbursement by the Company for any loss incurred as a result of the sale of his personal residence in Rochester, NY.

Daniel A. Carp

Effective December 10, 1999, the Company entered into a letter agreement with Mr. Carp providing for his employment as President and Chief Executive Officer. The letter agreement provides for a base salary of $1,000,000, subject to annual adjustment, and a target annual bonus of 105% of his base salary. Mr. Carp's compensation will be reviewed annually by the Executive Compensation and Development Committee.

If the Company terminates Mr. Carp's employment without cause, Mr. Carp will be permitted to retain his stock options and restricted Stock. He will also receive severance pay equal to three times his base salary plus target annual bonus and prorated awards under the Company's bonus plans. The letter agreement also provides that for pension purposes, Mr. Carp will be treated as if he were age 55, if he is less than age 55 at the time of his termination, or age 60, if he is age 55 or older but less than age 60, at the time of his termination of employment.

<Page 39>

In the event of Mr. Carp's disability, he will receive the same severance pay as he would receive upon termination without cause; except it will be reduced by the present value of any Company-provided disability benefits he receives. The letter agreement also states that upon Mr. Carp's disability, he will be permitted to retain all of his stock options.



Eric L. Steenburgh

In April 1998, the Company hired Mr. Steenburgh under an offer letter dated March 12, 1998. If, during the first five years of Mr. Steenburgh's employment, the Company terminates his employment without cause, or if Mr. Steenburgh voluntarily terminates employment for good reason, he will receive severance pay equal to one times his base salary plus target annual bonus. After he has been employed for five years, Mr. Steenburgh will be credited with 20 extra years of service for pension purposes.

Robert J. Keegan

Effective June 23, 1997, the Company entered into an offer letter with Mr. Keegan. The offer letter, as amended, credits Mr. Keegan with 25 extra years of service for pension purposes. Any pension benefit payable to Mr. Keegan will be offset by any pension paid to him when he left the Company in 1995. The offer letter also provides Mr. Keegan with an additional year and eight months of service for all other retirement benefits.

If within the first three years of his employment, Mr. Keegan is terminated for reasons other than cause or disability, he will be paid a severance allowance equal to one and one half times his base salary plus target annual bonus. In addition, Mr. Keegan will be permitted to retain his stock options.

Change In Control Arrangements

The Company maintains a change in control program to provide severance pay and continuation of certain welfare benefits for virtually all U.S. employees. A "change in control" is generally defined under the program as:

     - the incumbent directors cease to constitute a majority of the Board, unless the election was approved by at least two-thirds of the incumbent directors then on the Board;

     - the acquisition of 25% or more of the combined voting power of the Company's then outstanding securities;

     - a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's shareholders; or

<Page 40>

     - a vote by the shareholders to completely liquidate or dissolve the Company.

The purpose of the program is to assure the continued employment and dedication of all employees without distraction from the possibility of a change in control of the Company. The program provides for severance payments and continuation of certain welfare benefits to eligible employees whose employment is terminated, either voluntarily with "good cause" or involuntarily, during the two year period following a change in control. The amount of the severance pay and length of benefit continuation is based on the employee's position in the Company. Each of the named executive officers would be eligible for severance pay equal to three times his base salary plus target annual bonus award. In addition, each named executive officer would be eligible to participate in the Company's medical, dental, disability and life insurance plans until the first anniversary of the date of his termination.

The Company's change in control program also requires, subject to certain limitations, tax gross-up payments to all employees to mitigate any excise tax imposed upon the employee under the Internal Revenue Code.

Another component of the program provides enhanced benefits under the Company's Retirement Plan. Any participant whose employment is terminated, for a reason other than death, disability, cause or voluntary resignation, within five years of a change in control is given up to five additional years of service. In addition, where the participant is age 50 or over on the date of the change in control, up to five additional years of age is given for the following plan purposes:

    -  to determine eligibility for early and normal retirement;
    -  to determine eligibility for a vested right; and
    -  to calculate the amount of retirement benefit.
The actual number of years of service and years of age that is given to such a participant decreases proportionately depending upon the number of years that elapse between the date of a change in control and the date of the participant's termination of employment. If the plan is terminated within five years after a change in control, the benefit for each plan participant will be calculated as indicated above.

In the event of a change in control of the Company which causes the Company's stock to cease active trading on the New
York Stock Exchange, the Company's compensation plans will generally be affected as follows:

     - under the Executive Deferred Compensation Plan each participant will be paid the amount in his or her account;

     - under the Management Variable Compensation Plan, each participant will be paid a pro rata target award for the year in which the change in control occurs;

<Page 41>


     - under the Performance Stock Program, each participant will be awarded a pro rata target award for each pending performance cycle and all awards will be cashed out based on the change in control price;

     - under the Company's stock option plans, all outstanding options will vest in full and be cashed out based on the difference between the change in control price and the option's exercise price; and

     - under the Company's restricted stock programs, all of the restrictions on the stock will lapse and the stock will be cashed out based on the change in control price.


RETIREMENT PLAN

The Company funds a tax-qualified defined benefit pension plan for virtually all U.S. employees. Effective January 1, 2000, the Company amended the Plan to include a cash balance feature. None of the named executive officers elected to participate in the cash balance feature. The following describes the benefits available under the non-cash balance portion of the plan.

Retirement income benefits are based upon an employee's average participating compensation (APC). The Plan defines APC as one-third of the sum of the employee's participating compensation for the highest consecutive 39 periods of earnings over the 10-year period ending immediately prior to retirement or termination. Participating compensation, in the case of the named executive officers in the Summary Compensation Table, is base salary and Management Variable Compensation Plan awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee's years of accrued service by the sum of (a) 1.3% of APC, plus (b).3% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. The normal form of benefit is an annuity, but a lump sum payment is available in limited situations.


<Page 42>

          PENSION PLAN TABLE - Annual Retirement Income Benefit
                Straight Life Annuity Beginning at Age 65

                               Years of Service
                    ------------------------------------
Remuneration            25          30          35
-------------       ----------  ----------  ------------
$  400,000           $  160,000  $  192,000  $  224,000
   500,000              200,000     240,000     280,000
 1,000,000              400,000     480,000     560,000
 1,500,000              600,000     720,000     840,000
 2,000,000              800,000     960,000   1,120,000
 2,500,000            1,000,000   1,200,000   1,400,000
 3,000,000            1,200,000   1,440,000   1,680,000
 3,500,000            1,400,000   1,680,000   1,960,000
 4,000,000            1,600,000   1,920,000   2,240,000
 4,500,000            1,800,000   2,160,000   2,520,000
 5,000,000            2,000,000   2,400,000   2,800,000

NOTE: For purposes of this table, Remuneration means APC. To the extent that an employee's annual retirement income benefit exceeds the amount payable from the Company's funded plan, it is paid from one or more unfunded supplementary plans.



The following table shows the years of service credited as of December 31, 1999, to each of the named executive officers. This table also shows the amount of each named executive officer's APC at the end of 1999.

<Page 43>

                               RETIREMENT PLAN

                                                Average
                              Years of          Participating
Name                          Service           Compensation
-----                        --------          -------------
G. M. C. Fisher               28(a)               $3,794,998
D. A. Carp                    29                  1,120,117
C. F. Kohrt                   28                    787,939
E. L. Steenburgh               1(b)                  497,363
R. J. Keegan                  28(c)                  456,624

(a) Mr. Fisher is credited with 22 extra years of service for purposes of calculating his retirement benefit;
     any pension benefit payable will be offset by any pension paid by his prior employer.
(b) After Mr. Steenburgh has been employed for five years, he will be credited with 20 extra years of service for purposes of calculating his retirement benefit.
(c) Mr. Keegan is credited with 25 extra years of service for purposes of calculating his retirement benefit;
     any pension benefit payable will be offset by any pension paid to him when he left the Company in 1995.



<Page 44>



              REPORT OF THE EXECUTIVE COMPENSATION
                   AND DEVELOPMENT COMMITTEE

Introduction

The Executive Compensation and Development Committee is comprised of four non-employee, independent directors. The Committee sets the target levels of annual and long-term compensation for the Chairman, Chief Executive Officer, executive vice presidents and senior vice presidents. In doing so, the principles that are used for setting compensation for all Company employees are followed. These principles are:

     - Correlate total compensation to performance that increases shareholder value and is consistent with the Company's values.
     - Attract and retain talented employees by providing total compensation competitive with the total compensation of similar companies.
     -  Link compensation to both short-term and long-term
        Company performance.

Factors Considered in Determining Compensation

Survey Data: To determine whether the Company's compensation is competitive with the compensation paid by similar companies, the Company participates in surveys prepared by outside consultants. The companies included in these surveys are those that the Company competes with for executive talent. Most, but not all, of these companies are included in the Dow Jones Industrial Index shown in the Performance Graph on page 48. Based on the compensation reported for these surveyed companies, the Committee sets the target compensation of the Company's executives.

Management Appraisal Process: A primary factor used in determining actual compensation is the management appraisal process. This process consists of two parts: the Management Performance Commitment Process (MPCP) and Touchstone Review.

The MPCP reinforces the Company's performance-based culture by focusing participants on meeting and surpassing critical annual performance measures. Annually, each member of management develops specific and measurable goals in the following three areas:
    -  shareholder satisfaction,
    -  customer satisfaction, and
    -  employee satisfaction/public responsibility.

Some of the metrics included in these areas are revenue growth, economic value added (EVA), achievement of diversity goals, employee satisfaction survey results and improvements in various measures of quality and cycle time.

<Page 45>

Another element in the management appraisal process is the Touchstone Review. This annual questionnaire uses direct input from a manager's peers and subordinates to measure the manager's practice of the six Company values:
    -  respect for the dignity of the individual,
    -  integrity,
    -  trust,
    -  credibility,
    -  continuous improvement and personal renewal, and
    -  recognition and celebration.

The results on both MPCP and the Touchstone Review, along with such other factors as the Committee considers relevant, are used to determine base salary, the amount of any stock option grant and any incentive compensation award.

Annual Compensation

Base Salary: The Committee determines the base salary and annual compensation changes, if any, for executives in the same manner that is used for other Company employees. The target base salary is based on survey data for comparable positions in similar companies. Any change to base salary is based on individual performance measured through the appraisal process described above.

Incentive Compensation: Under the Company's annual incentive compensation plan, the Management Variable Compensation Plan
(MVCP), a target incentive is set for each manager. The target, which is a percentage of salary, varies depending on the manager's position in the Company. For 1999, targets for incentive compensation ranged from 25% of base salary to 105% of base salary for the CEO.

The Company's three-year EVA performance, weighted 50% for the current performance year and 25% for each of the two prior years, is used to determine the funding available for incentive compensation. The amount of all incentive compensation paid for a given year generally cannot exceed the amount of the total funding calculated for the year. At the start of the performance year, the Committee approves a threshold EVA that must be achieved if awards are to be paid for the year. After determining the amount of the funding based on the final results for the performance year, the Committee determines the actual amount of the incentive compensation awards for the year using the results of the management appraisal process and such other criteria it deems relevant.

The Summary Compensation Table on page 31 lists for services rendered in 1999 the annual incentive compensation awards for the CEO and the four other named executive officers.

Wage Dividend: In 1999, only non-management U.S. employees participated in the Wage Dividend Plan, an annual profit-sharing plan. The plan's performance measure in 1999 was EVA as described for MVCP above. For 1999, the Committee approved a Wage Dividend

<Page 46>

percentage of 6.6%, providing for non-management employees a payment equal to 6.6% of their eligible annual compensation.
Similar plans exist for most non-U.S., non-management employees.

Long-Term Compensation

The Company's long-term compensation program consists of two components: stock options for all employees and a performance stock program for certain senior executives.

Stock Options: Stock options directly align the interests of employees and shareholders. The value of stock options depends entirely on future increases in the price of the Company's common stock.

In April 1998, the Committee approved an award of 100 stock options to all non-management employees worldwide.

More recently, the Committee approved a stock option recognition program (SORP) for 1999 that is used to grant awards to non-management employees for exceptional performance.

The Company also maintains an annual management stock option award program. To determine the size of individual target grants for 1999, the Committee reviewed in late 1998 survey data covering other companies' practices. The Committee used median survey values as reference points to determine the size of target option grants and confirm the annual granting of options to managers and executives. The options granted in 1999 by the Committee were granted at the market price with a term of ten years. The stock option awards granted in 1999 to the CEO and the four other named executive officers appear on page 33.

Performance Stock Program: The Performance Stock Program uses a multi-year performance goal for the Company's senior executives. The purpose of the program is to improve the results of the Company and the return to shareholders over time. A description of the program, as well as the threshold, target and maximum awards for the CEO and the four other named executive officers, appears on page 37.

The performance threshold for the 1997-1999 performance cycle was total shareholder return equal to at least that earned over the same period by a company at the 50th percentile of total shareholder return within the Standard & Poor's 500 Composite Stock Price Index. For the 1997-1999 performance cycle, the Company's shareholder return was equal to the 17th percentile company in the Standard & Poor's 500 Composite Stock Price Index. Due to the Company's failure to achieve threshold performance, no awards were paid for the 1997-1999 performance cycle. The Committee is satisfied with the linkage between the shareholders' interests and executive compensation that is demonstrated by this program.

<Page 47>

Stock Ownership Requirements

The Company has stock ownership requirements for its senior executives. Senior executives must own common stock of the Company worth a certain multiple of base salary. The multiples range from one times base salary to four times base salary for the CEO.
Today, these requirements apply to approximately 25 executives, all of whom have either satisfied or are on track to satisfy the requirements.

Chief Executive Officer Compensation

Mr. Fisher joined the Company in October 1993. His employment agreement with the Company covers a period of five years. An amendment to this agreement in February 1997 extended Mr. Fisher's employment until December 31, 2000. Under the terms of Mr. Fisher's extension, he was granted 50,000 shares of restricted stock and 2,000,000 stock options. The restrictions on the restricted stock lapse on January 1, 2001. The exercise price of the stock options is $90.125, the closing price of the Company's common stock on the New York Stock Exchange on February 25, 1997. Other details of his agreement appear on page 38.

During 1999, as in the past five years, no change was made to Mr.
Fisher's salary of $2,000,000. This amount is set under the terms of Mr. Fisher's employment agreement.

The Committee used the CEO's results under the management appraisal process to determine his incentive compensation and stock option award for the year. The Committee discussed Mr. Fisher's performance in the context of the Company's 1999 performance, noting its satisfaction with the financial results, the growth in revenue and the Company's progress toward maintaining a diverse management and employee population. Also noted was the need for improvement in employee satisfaction survey results and the lack of expected total shareholder return. Based on this assessment, Mr. Fisher received incentive compensation of $2,520,000. The Committee granted Mr. Fisher 155,998 stock options in 1999 as shown in the Option/SAR Grants in Last Fiscal Year Table on page 33.

Leadership and Development

The Committee reviewed the Company's leadership and organization development plans, as well as the Company's profiles for succession candidates. It also discussed the Company's executive compensation strategies. These are designed to provide leaders capable of creating effective organizations and executing business strategies that will drive the success of the Company. In addition, the Committee reviewed diversity activities and goals as part of the Company's diversity program.

<Page 48>

Company Policy on Qualifying Compensation

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1,000,000 paid to any of the executives named in the Summary Compensation Table. The Committee believes that, while there may be circumstances in which the Company's interests are best served by maintaining flexibility whether or not the compensation is fully deductible under Section 162(m), it is generally in the Company's best interests to comply with Section 162(m).


    Richard S. Braddock (Chairman)
    Alice F. Emerson
    Durk I. Jager
    John J. Phelan, Jr.

                PERFORMANCE GRAPH - SHAREHOLDER RETURN
The following graph compares the performance of the Company's common stock with the performance of the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Index, by measuring the changes in common stock prices from December 31, 1994, plus assumed reinvested dividends.

[graph omitted]

                12/31/94 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
                -------- -------- -------- -------- -------- --------
Eastman Kodak   $100.00  $144.00  $176.00  $136.00  $166.00  $157.00

S&P 500 Index    100.00   125.00   154.00   205.00   264.00   316.00

Dow Jones        100.00   129.00   167.00   208.00   246.00   305.00

The graph assumes that $100 was invested on December 31, 1994, in each of the Company's common stock, the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective market capitalizations, measured at the beginning of each relevant time period.

By Order of the Board of Directors
/s/ Joyce P. Haag
Joyce P. Haag
Secretary
Eastman Kodak Company
March 27, 2000

<Page 49>

                       Eastman Kodak Company
                        2000 Annual Meeting
                       Theater on the Ridge
                        200 Ridge Road West
                        Rochester, New York

[map omitted]

Parking for the Meeting is available in Lot 42 between Eastman Avenue and Merrill Street. A shuttle service will run between the parking lot and the Theater on the Ridge beginning at approximately 8:30 AM, and ending approximately one hour after the conclusion of the Meeting. The Visitor Parking Lot will not be available for shareholder parking for this Meeting.


<Page 50>

                                                DEFINITIVE COPY

(CORPORATE LOGO OMITTED)

EASTMAN KODAK COMPANY

This Proxy is solicited on behalf of the Board of Directors


The undersigned hereby appoints George M. C. Fisher and Joyce P. Haag, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Meeting and on matters incident to the conduct of the Meeting, all of the shares of common stock of Eastman Kodak Company which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on May 10, 2000, or any adjournment thereof.

NOMINEES FOR DIRECTOR:
Class I: Martha Layne Collins, George M. C. Fisher, Paul E. Gray and John J. Phelan, Jr.
Class III: Debra L. Lee

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR
DIRECTOR, FOR THE RATIFICATION OF ELECTION OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS, AND AGAINST THE FOUR SHAREHOLDER PROPOSALS.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:
   FOR the election of all nominees for director;
   FOR the ratification of election of independent accountants;
   AGAINST the shareholder proposal regarding executive compensation;
   AGAINST the shareholder proposal requesting annual election of all directors;
   AGAINST the shareholder proposal requesting additional environmental disclosure; and
   AGAINST the shareholder proposal requesting an executive compensation review.

    (CONTINUED, and To Be Signed and Dated on the REVERSE SIDE)

                                          SEE REVERSE SIDE

<Page 51>

The Board of Directors recommends a vote FOR Items 1-2.

1.    Election of                 FOR        WITHHOLD
      Directors                              AUTHORITY
                                   0             0
      (01) Martha Layne Collins
      (02) George M. C. Fisher
      (03) Paul E. Gray
      (04) John J. Phelan, Jr.
      (05) Debra L. Lee
______________________________________________________________
To withhold authority to vote for any particular nominee(s), write the name(s) above.

2.    Ratification            FOR        AGAINST       ABSTAIN
      of Election
      of Independent
      Accountants              0           0              0

The Board of Directors recommends a vote AGAINST Items 3-6.

3.    Shareholder             FOR         AGAINST       ABSTAIN
      proposal regarding
      executive compensation   0           0              0

4.    Shareholder             FOR         AGAINST       ABSTAIN
      proposal requesting
      annual election of all
      directors                0           0              0

5.    Shareholder             FOR         AGAINST       ABSTAIN
      proposal requesting
      additional
      environmental
      disclosure               0           0              0

6.    Shareholder             FOR         AGAINST       ABSTAIN
      proposal requesting
      review of executive
      compensation             0           0              0

If you receive more than one Annual Report at the address shown on this proxy card and have no need for the extra copy, please check the box at the right.  This will not affect the distribution of
dividends or proxy statements.             0

I plan to attend the
Annual Meeting.                            0

I plan to bring
a guest.                                   0

When completed, promptly forward this card to: Proxy Services, EquiServe, P. O. Box 9370, Boston, MA 02205-9940.

SIGNATURE(s)                                  DATE

<Page 52>

NOTE: Please sign exactly as the name appears on this card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.


<Page 53>


March 13, 2000

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Attention:  Document Control

Subject:  Annual Meeting of Shareholders of Eastman Kodak Company
          May 10, 2000

Dear Sir:

Pursuant to Rule 14a-6 under the Securities Exchange Act, we hereby transmit for filing the definitive proxy statement and form of proxy for use in connection with the Annual Meeting of Shareholders of Eastman Kodak Company to be held May 10, 2000. Mailing to shareholders of the definitive proxy statement and form of proxy is expected to commence on March 27, 2000.

Pursuant to Rule 14a-6(a) the Company did not file a preliminary proxy statement and form of proxy because the only matters to be acted upon at the Annual Meeting are the election of directors, ratification of the election of independent accountants and action on four shareholder proposals.

The material changes from last year's proxy statement are as follows:

      1) the inclusion of four shareholder proposals (pages 12 through 20; which is one more than last year; and

      2) the nomination for election of four Class I directors and one Class III director.

In addition, please be advised that the pagination of the electronically filed proxy statement differs from the printed version thereof and the printed proxy statement contains the performance graph while the electronic version contains a chart.

The ratification of election of independent accountants is a matter upon which shareholders must vote, according to the Company's by-laws. Item 18 of Schedule 14A is not, therefore, applicable to the election of independent accountants.

Under separate cover, seven copies of the Annual Report for the year 1999 will be forwarded to you on March 27, 2000. In addition, two copies of the Annual Report and six copies of the Notice of Meeting, Proxy Statement and Form of Proxy will be mailed to the New York Stock Exchange on March 27, 2000.

                              Very truly yours,

                              Joyce P. Haag
JPH:nwc
Enc
[LD1]


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